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                                                                      EXHIBIT 11

                OLIN CORPORATION AND CONSOLIDATED SUBSIDIARIES
                 Computation of Per Share Earnings (Unaudited)
                                 (In millions)

                                                                Nine Months
                                                            Ended September 30,
                                                            -------------------
Primary earnings per share
--------------------------
                                                               1995     1994
                                                               ----     ----
Primary earnings:

Net income                                                    $113.1   $ 65.0

Less ESOP preferred dividend, net of tax benefit                (4.3)    (4.2)
                                                              ------   ------

Net income                                                    $108.8   $ 60.8
                                                              ======   ======


Primary shares:

Weighted average shares outstanding                             24.4     20.3

Weighted average common share equivalents
   assuming the conversion of Series A Conversion
   Preferred Stock at the date of issuance                       -        2.7
                                                              ------   ------

Primary shares                                                  24.4     23.0
                                                              ======   ======

Primary net income per common share                           $ 4.47   $ 2.64
                                                              ======   ======

Fully diluted earnings per share
--------------------------------
Fully diluted earnings:

Net income                                                    $113.1   $ 65.0

Less additional ESOP contribution                               (2.3)    (2.3)
                                                              ------   ------

Net income                                                    $110.8   $ 62.7
                                                              ======   ======

Fully diluted shares:

Weighted average number of common
   shares outstanding and common
   stock equivalents                                            24.4     23.0

 Dilutive effect of ESOP preferred stock                         1.3      1.4
                                                              ------   ------

Fully diluted shares                                            25.7     24.4
                                                              ======   ======

Fully diluted net income per common share                     $ 4.32   $ 2.57
                                                              ======   ======